Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Bo Heitz, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Sara Olson, (303) 404-6497, News@vailresorts.com
Vail Resorts Reports Fiscal 2022 Third Quarter Results, Early Season Pass Sales Results, and Provides Updated Fiscal 2022 Outlook
BROOMFIELD, Colo. - June 9, 2022 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the third quarter of fiscal 2022 ended April 30, 2022, which were negatively impacted by COVID-19 and related limitations and restrictions, and reported results of its early season pass sales for the 2022/2023 North American ski season.
Highlights
•Net income attributable to Vail Resorts, Inc. was $372.6 million for the third fiscal quarter of 2022 compared to net income attributable to Vail Resorts, Inc. of $274.6 million in the same period in the prior year. The increase is primarily due to the greater impact of COVID-19 and related limitations and restrictions on results in the prior year.
•Resort Reported EBITDA was $610.5 million for the third fiscal quarter of 2022, compared to Resort Reported EBITDA of $462.2 million for the third fiscal quarter of 2021. The increase is primarily due to the greater impact of COVID-19 and related limitations and restrictions on results in the prior year.
•The Company updated its fiscal 2022 guidance range and is now expecting Resort Reported EBITDA to be between $828 million and $842 million. The guidance range includes an estimated $16 million of Resort Reported EBITDA from the recently acquired operations of Seven Springs, Hidden Valley and Laurel Mountain resorts (together, the “Seven Springs Resorts”) for the period from the transaction closing on December 31, 2021 through the end of the fiscal year, partially offset by $7 million of acquisition and integration related expenses associated with the Seven Springs Resorts transaction and the expected acquisition of Andermatt-Sedrun Sport AG (“Andermatt-Sedrun”).

•Pass product sales through May 31, 2022 for the upcoming 2022/2023 North American ski season increased approximately 9% in units and approximately 11% in sales dollars as compared to the period in the prior year through June 1, 2021. Pass product sales are adjusted to include pass sales for the Seven Springs Resorts in both periods and to eliminate the impact of foreign currency by applying an exchange rate of $0.79 between the Canadian dollar and U.S. dollar in both periods for Whistler Blackcomb pass sales.
•The Company declared a quarterly cash dividend of $1.91 per share of Vail Resorts’ common stock that will be payable on July 12, 2022 to shareholders of record as of June 27, 2022 and repurchased 303,143 shares at an average price of $246.33 for a total of approximately $74.7 million from the beginning of the Company’s third quarter of fiscal 2022 through June 8, 2022.
Commenting on the Company’s fiscal 2022 third quarter results, Kirsten Lynch, Chief Executive Officer, said, “We are pleased with our overall results for the quarter and for the 2021/2022 North American ski season. As expected, results for the quarter significantly outperformed results from the prior year primarily due to the greater impact of COVID-19 and related limitations and restrictions on results in the prior year period.
“This year, challenging early season conditions persisted through the holiday period, but our results were strong from January through the remainder of the season. Our strong season pass sales heading into the 2021/2022 season are the foundation of our advance commitment strategy, creating stability for the Company through variable weather and other challenges. This past season, approximately 72% of all Vail Resorts 2021/2022 North American skier visitation was on a pass product, excluding employee and complimentary visitation, which compares to approximately 60% and approximately 51% for the 2018/2019 and 2014/2015 North American ski seasons, respectively. We had particularly strong destination visitation this year, which was further supported by lift ticket sales at our Colorado and Utah resorts that exceeded our expectations through the spring. Our recent results at Whistler Blackcomb were also stronger than expected due to the easing of travel restrictions in Canada in late February. Recent performance at our eastern U.S. ski areas was in-line with our expectations while our Tahoe resorts were impacted by challenging spring conditions, resulting in performance below our expectations. Throughout the season, our ancillary businesses continued to be capacity constrained by staffing, and in the case of dining, by operational restrictions associated with COVID-19. Overall, our results throughout the 2021/2022 North American ski season highlight the stability resulting from our advance commitment pass products in a season with challenging early season conditions, staffing challenges and COVID-19 impacts, and demonstrate our strong operational execution following the holiday period through the end of the season. We are very pleased to see the growth in visitation this season, and in particular that it primarily occurred during off peak periods. The trend towards off-peak visitation growth continued throughout the ski season this year. For the season-to-date period ended April 30, 2022, compared to the season-to-date period ended May 5, 2019, visitation on weekday and non-holiday periods increased approximately 8% while visitation on weekend and holiday periods decreased approximately 3%, excluding Peak Resorts visitation in both periods. We believe this trend is driven by the growth in pass sales as pass holders tend to spread their visitation more across the season, and, with the increase in flexible and remote work, we expect this trend to continue. Further, the growth in non-peak periods was broad based across our resorts. Despite the growth in overall visits this past season, very few of our resorts even approached their historical maximum daily visitation, as our resorts averaged only 1 day this season exceeding 95% of their historical peak daily visitation and only 6 resorts had more than 1 day above that level, excluding the recently acquired Seven Springs Resorts. All of this highlights that there is considerable opportunity to continue to grow the overall industry and skier visits outside of peak periods, and that it is critical that we continue to invest in people and infrastructure to continue to improve the employee and guest experience throughout the season.
Commenting on fiscal 2022 guidance, Lynch said, “Based on the strong finish to the season, particularly driven by destination guest visitation and lift ticket sales in Colorado, Utah and Whistler Blackcomb that exceeded our expectations, we now expect net income attributable to Vail Resorts, Inc. for fiscal 2022 to be between $314 million and $348 million, and Resort Reported EBITDA for fiscal 2022 to be between $828 million and $842 million. The guidance range includes an estimated $16 million of Resort Reported EBITDA for the Seven Springs Resorts for the period from the transaction closing on December 31, 2021 through the end of the fiscal year, partially offset by $7 million of acquisition and integration related expenses associated with the Seven Springs Resorts transaction and the expected acquisition of Andermatt-Sedrun.”
Andermatt-Sedrun Sport AG
As previously announced on March 28, 2022, the Company entered into an agreement to purchase a majority stake in Andermatt-Sedrun from Andermatt Swiss Alps AG (“ASA”), marking the Company’s first strategic investment in, and opportunity to operate, a ski resort in Europe. Andermatt-Sedrun is a renowned destination ski resort in Central Switzerland, located less than 90 minutes from three of Switzerland’s major metropolitan areas (Zurich, Lucerne and Lugano) and approximately two hours from Milan, Italy. Upon the closing of the acquisition, the Company will acquire a 55% ownership stake in Andermatt-Sedrun, which controls and operates all of the resort’s mountain and ski-related assets, including lifts, most of the restaurants and a ski school operation. ASA will retain a 40% ownership stake in Andermatt-Sedrun, with a group of existing shareholders comprising the remaining 5% ownership. Vail Resorts' CHF 149 million investment is comprised of a CHF 110 million investment into Andermatt-Sedrun for use in capital investments to enhance the guest experience on the mountain and CHF 39 million, which will be paid to ASA and fully reinvested into the real estate developments in the base area. Vail Resorts will assume operating and marketing responsibility for Andermatt-Sedrun, with ASA and local stakeholders continuing as key members of the board of directors.

The transaction is expected to close prior to the 2022/2023 ski season, subject to certain third-party consents. Vail Resorts plans to include unlimited and unrestricted access to Andermatt-Sedrun on the 2022/2023 Epic Pass. Epic Day Pass holders with All Resorts Access will be able to use any of their days at Andermatt-Sedrun, and Epic Local Pass holders will receive five days of unrestricted access to the resort. All pass access is subject to the timing of the transaction closing.
Operating Results
A more complete discussion of our operating results can be found within the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Form 10-Q for the third fiscal quarter ended April 30, 2022, which was filed today with the Securities and Exchange Commission. The following are segment highlights:
Mountain Segment
•Total lift revenue increased $137.0 million, or 23.7%, compared to the same period in the prior year, to $714.7 million for the three months ended April 30, 2022, primarily due to increased pass product sales for the 2021/2022 North American ski season, as well as an increase in non-pass lift ticket purchases.
•Ski school revenue increased $40.5 million, or 50.4%, dining revenue increased $33.8 million, or 73.6% and retail/rental revenue increased $35.2 million, or 38.6%, each primarily due to fewer COVID-19 related limitations and restrictions on our North American winter operations as compared to the prior year, as well as an increase in demand over the prior year.
•Operating expense increased $115.0 million, or 30.7%, which was primarily attributable to increased variable expenses associated with increases in revenue, and the impact of cost discipline efforts in the prior year associated with lower levels of operations, including limitations, restrictions and closures resulting from COVID-19.
•Mountain Reported EBITDA increased $139.1 million, or 30.4%, for the third quarter compared to the same period in the prior year, which includes $5.1 million of stock-based compensation expense for both the three months ended April 30, 2022 and 2021.
Lodging Segment
•Lodging segment net revenue (excluding payroll cost reimbursements) for the three months ended April 30, 2022 increased $30.8 million, or 54.6%, as compared to the same period in the prior year, primarily as a result of fewer COVID-19 related limitations and restrictions as compared to the prior year, as well as an increase in demand and average daily rates compared to the prior year.

•Lodging Reported EBITDA for the three months ended April 30, 2022 increased $9.2 million, or 173.1%, for the third quarter compared to the same period in the prior year, which includes $0.9 million and $1.0 million of stock-based compensation expense for the three months ended April 30, 2022 and 2021, respectively.
Resort - Combination of Mountain and Lodging Segments
•Resort net revenue increased $288.3 million, or 32.5%, compared to the same period in the prior year, to $1,176.5 million for the three months ended April 30, 2022.
•Resort Reported EBITDA was $610.5 million for the three months ended April 30, 2022, an increase of $148.3 million, or 32.1%, compared to the same period in the prior year, which includes acquisition and integration related expenses, as well as expenses associated with the expected acquisition of Andermatt-Sedrun, of $1.0 million, which are both recorded within Mountain other operating expense.
Total Performance
•Total net revenue increased $287.6 million, or 32.3%, compared to the same period in the prior year, to $1,176.7 million for the three months ended April 30, 2022.
•Net income attributable to Vail Resorts, Inc. was $372.6 million, or $9.16 per diluted share, for the third quarter of fiscal 2022 compared to net income attributable to Vail Resorts, Inc. of $274.6 million, or $6.72 per diluted share, in the third fiscal quarter of the prior year. Additionally, fiscal 2022 third quarter net income included the after-tax effect of acquisition and integration related expenses, as well as costs associated with the expected acquisition of Andermatt-Sedrun, which combined were approximately $0.8 million.

Return of Capital
Commenting on capital allocation, Lynch said, “Our balance sheet and liquidity position remain strong. Our total cash and revolver availability as of April 30, 2022 was approximately $2.0 billion, with $1.4 billion of cash on hand, $417 million of U.S. revolver availability under the Vail Holdings Credit Agreement and $212 million of revolver availability under the Whistler Credit Agreement. As of April 30, 2022, our Net Debt was 1.7 times trailing twelve months Total Reported EBITDA. The Company declared a quarterly cash dividend of $1.91 per share of Vail Resorts’ common stock that will be payable on July 12, 2022 to shareholders of record as of June 27, 2022. A Canadian dollar equivalent dividend on the exchangeable shares of Whistler Blackcomb Holdings Inc. will be payable on July 12, 2022 to shareholders of record as of June 27, 2022. The exchangeable shares were issued to certain Canadian persons in connection with our acquisition of Whistler Blackcomb Holdings Inc. Additionally, from the beginning of the Company’s third quarter of fiscal 2022 through June 8, 2022, the Company repurchased 303,143 shares at an average price of $246.33 for a total of approximately $74.7 million. We intend to maintain an opportunistic approach to share repurchases. We will continue to be disciplined stewards of our capital and remain committed to continuous investment in our people, strategic, high-return capital projects, strategic acquisition opportunities and returning capital to our shareholders through our quarterly dividend and share repurchase programs.”
Commitment to our Employees and Guests
Commenting on the Company’s investments for the 2022/2023 ski season, Lynch said, “As we turn our attention to the 2022/2023 ski season and beyond, the Company is making its largest ever investment in both its employees and its resorts, to ensure we continue to deliver our Company mission of an Experience of a Lifetime. The experience of our employees and guests is the core of our business model, and the Company intends to use its financial resources and the stability it has created through its pass program to continue to aggressively reinvest to deliver that experience. We believe our business model allows us to make these investments and achieve our short and long-term financial growth objectives.
“For our employees, we are investing approximately $175 million in incremental expected labor expense, including inflationary adjustments, in fiscal 2023 compared to fiscal 2022 to support our employees and return our resorts to normal staffing levels. The investment includes increasing the minimum hourly wage offered across all 37 of our North American resorts to $20 per hour for all U.S. employees and C$20 per hour for all Canadian employees, and increases for hourly employees with adjustments for leadership and career stage differentials. Roles that have specific experiences or certification as prerequisites, such as entry-level patrol, commercial drivers, and maintenance technicians will start at $21 per hour. Tipped employees will be guaranteed a minimum of $20 per hour. The wage investment represents an average wage increase of nearly 30% across hourly employees in North America. Additionally, the Company will be launching a new seasonal frontline leadership development program with the goal of supporting our seasonal frontline team members’ leadership development and ability to build a career at Vail Resorts. The Company will be assessing targeted increases, beyond inflation, for our salaried employees and will be making a significant investment in our human resource department to ensure the right level of employee support, development and recruiting. We believe talent is our most important asset and our employees are our strategic priority at all levels of the Company, and our employee investments are intended to help us achieve normal staffing levels that, in turn, deliver an outstanding guest experience. Additional information on the employee investments and anticipated financial impacts are available in our March 2022 investor presentation available on our Investor Relations website.
“In addition, Vail Resorts has made a commitment to affordable housing in our mountain communities. Affordable housing is a national and a mountain community crisis. As previously announced, we are investing in four projects to provide accessible and affordable housing for our employees at Park City Mountain in Utah, Whistler Blackcomb in British Columbia, Vail Mountain in Colorado, and Okemo Mountain Resort in Vermont. Collectively, the four investments would provide new affordable housing to more than 875 Vail Resorts employees, marking a more than 10% increase in affordable employee housing offered by the Company across its resorts. We believe it is time for us, and our communities, to make affordable housing a top priority and accelerate the processes to ensure we bring these affordable housing opportunities to fruition.”
Regarding calendar year 2022 capital expenditures, Lynch said, "We remain dedicated to delivering an exceptional guest experience and will continue to prioritize reinvesting in the experience at our resorts. We are committed to consistently increasing capacity through lift, terrain and food and beverage expansion projects and are making a significant one-time incremental investment this year to accelerate that strategy with our ambitious capital investment plan for calendar year 2022 of approximately $315 million to $325 million across our resorts, excluding one-time investments related to integration activities, employee housing development projects and real estate related projects. The plan includes approximately $180 million for the installation of 21 new or replacement lifts across 14 of our resorts and a transformational lift-served terrain expansion at Keystone. In addition to the two brand new lift configurations at Vail and Keystone, the replacement lifts will collectively increase lift capacity at those lift locations by more than 45%. Projects in the plan are subject to regulatory approvals and, assuming timely approvals, are currently expected to be completed in time for the 2022/2023 North American winter season.
“The core capital plan is approximately $150 million above our typical annual capital plan, based on inflation and previous additions for acquisitions. We plan to spend approximately $9 million on integration activities related to the recently acquired Seven Springs Resorts. Including one-time investments related to integration activities and $3 million associated with real estate related projects, our total capital plan is expected to be approximately $327 million to $337 million. Including our calendar year 2022 capital plan, Vail Resorts will have invested over $2 billion in capital since launching the Epic Pass, increasing capacity, improving the guest experience and creating an integrated resort network.”
Regarding calendar year 2023 capital expenditures, Lynch said, “In addition to this year’s significant capacity expanding investments, planning is already underway for our calendar year 2023 capital plan, and we are pleased to announce the first projects from that plan, with additional calendar year 2023 investments and upgrades to be announced in the coming quarters. At Breckenridge, we plan to upgrade the Peak 8 base area to enhance the beginner and children’s experience and increase uphill capacity from this popular base area. The investment plan will include a new four-person high speed 5-Chair to replace the existing two-person fixed-grip lift and will include significant improvements, including new teaching terrain and a transport carpet from the base, to make the beginner experience more accessible. At Stevens Pass, we are planning to replace the two-person fixed-grip Kehr’s Chair lift with a new four-person lift, which will improve out-of-base capacity and guest experience. At Attitash, we plan to replace the three-person fixed-grip Summit Triple lift with a new four-person high speed lift, increasing uphill capacity and reducing guests’ time on the longest lift at the resort. These lift projects are subject to regulatory approvals and are currently expected to be completed in time for the 2023/2024 North American winter season.”
Season Pass Sales
Commenting on the Company’s season pass sales for the upcoming 2022/2023 North American ski season, Lynch said, “Following a rapid acceleration of growth in our advance commitment strategy over the last two years that nearly doubled the number of our guests in advance commitment products, we are very pleased with the results for our spring season pass sales to date with strong unit growth over the record pass sales results we saw last spring, validating the compelling network of resorts, guest experience and value provided for our guests. Pass product sales through May 31, 2022 for the upcoming 2022/2023 North American ski season increased approximately 9% in units and approximately 11% in sales dollars as compared to the period in the prior year through June 1, 2021. Pass product sales are adjusted to include pass sales for the Seven Springs Resorts in both periods and to eliminate the impact of foreign currency by applying an exchange rate of $0.79 between the Canadian dollar and U.S. dollar in both periods for Whistler Blackcomb pass sales.”
Lynch continued, “Relative to season to date pass product sales for the 2021/2022 season through June 1, 2021, we saw strong unit growth with our renewing pass holders. Our strongest unit growth was in our destination markets as travel continues to rebound following the impacts from COVID-19, and we saw more moderated unit sales across our local markets where pass penetration is already higher. Our Epic Day Pass products continue to drive our strongest product growth as we attract lower frequency guests into advance commitment products as first time pass holders and with the 2022/23 launch of a new tier of products with access to select regional and local resorts. Pass sales dollars are benefiting from the 7.5% price increase relative to the 2021/2022 season, largely offset by the impact of the growth of Epic Day Pass products, including our new lower priced Epic Day Pass offerings. Following the strong trade-up results last year, we are pleased that we achieved neutral net migration among renewing pass holders in our spring pass sales. We have the majority of our pass selling season ahead of us, and, as more guests purchase passes in the spring, we believe the full year unit and sales growth rate will be lower than our spring growth rate. We will provide more information about our pass sales results in our September 2022 earnings release.”

Regarding Epic Australia Pass sales, Lynch commented, “We are very pleased with ongoing sales of the Epic Australia Pass, which end on June 15, 2022. Unit sales are up approximately 28% through May 31, 2022, as compared to the comparable period through June 1, 2021, as we continue to benefit from the acquisition of Falls Creek and Hotham in 2019.”
Updated Outlook
•Net income attributable to Vail Resorts, Inc. is expected to be between $314 million and $348 million for fiscal 2022.
•Resort Reported EBITDA is expected to be between $828 million and $842 million for fiscal 2022, which includes an estimated $16 million of Resort Reported EBITDA for the Seven Springs Resorts for the period from the transaction closing on December 31, 2021 through the end of the fiscal year, partially offset by $7 million of acquisition and integration related expenses associated with the Seven Springs Resorts transaction and the expected acquisition of Andermatt-Sedrun. Our guidance includes estimated acquisition related expenses specific to the expected acquisition of Andermatt-Sedrun, but does not include any estimate for the closing costs, operating results or integration expense associated with the Andermatt-Sedrun acquisition, which is expected to close later in calendar year 2022.
•Resort EBITDA Margin is expected to be approximately 33.0% in fiscal 2022 at the midpoint of our guidance range.
•In addition to the above, the updated outlook for fiscal year 2022 assumes normal conditions and operations throughout the Australian ski season and North American summer season, both of which begin in our fourth quarter, and no incremental travel or operating restrictions associated with COVID-19 that could negatively impact our results. The guidance also assumes an exchange rate of $0.79 between the Canadian Dollar and U.S. Dollar related to the operations of Whistler Blackcomb in Canada and an exchange rate of $0.74 between the Australian Dollar and U.S. Dollar related to the operations of Perisher, Falls Creek and Hotham in Australia.

The following table reflects the forecasted guidance range for the Company’s fiscal year ending July 31, 2022, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc.

	Fiscal 2022 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2022 (6)
	Low End	High End
	Range	Range
Net income attributable to Vail Resorts, Inc.	$314,000	$348,000
Net income attributable to noncontrolling interests	24,000	18,000
Net income	338,000	366,000
Provision for income taxes (1)	70,000	76,000
Income before provision for income taxes	408,000	442,000
Depreciation and amortization	253,000	249,000
Interest expense, net	150,000	146,000
Other (2)	12,000	5,000
Total Reported EBITDA	$823,000	$842,000

Mountain Reported EBITDA (3)	$797,000	$811,000
Lodging Reported EBITDA (4)	30,000	33,000
Resort Reported EBITDA (5)	828,000	842,000
Real Estate Reported EBITDA	(5,000)	—
Total Reported EBITDA	$823,000	$842,000

(1) The provision for income taxes may be impacted by excess tax benefits primarily resulting from vesting and exercises of equity awards. Our estimated provision for income taxes does not include the impact, if any, of unknown future exercises of employee equity awards, which could have a material impact given that a significant portion of our awards are in-the-money.

(2) Our guidance includes certain known changes in the fair value of the contingent consideration based solely on the passage of time and resulting impact on present value. Guidance excludes any change based upon, among other things, financial projections including long-term growth rates for Park City, which such change may be material. Separately, the intercompany loan associated with the Whistler Blackcomb transaction requires foreign currency remeasurement to Canadian dollars, the functional currency of Whistler Blackcomb. Our guidance excludes any forward looking change related to foreign currency gains or losses on the intercompany loans, which such change may be material.

(3) Mountain Reported EBITDA also includes approximately $21 million of stock-based compensation.
(4) Lodging Reported EBITDA also includes approximately $4 million of stock-based compensation.
(5) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high of the expected ranges provided for the Mountain and Lodging segments, while possible, do not sum to the high or low end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.

(6) Guidance estimates are predicated on an exchange rate of $0.79 between the Canadian Dollar and U.S. Dollar, related to the operations of Whistler Blackcomb in Canada and an exchange rate of $0.74 between the Australian Dollar and U.S. Dollar, related to the operations of our Australian ski areas.

Earnings Conference Call
The Company will conduct a conference call today at 5:00 p.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (800) 289-0720 (U.S. and Canada) or (323) 701-0160 (international). A replay of the conference call will be available two hours following the conclusion of the conference call through June 23, 2022, at 8:00 p.m. eastern time. To access the replay, dial (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international), pass code 8537966. The conference call will also be archived at www.vailresorts.com.
About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. Vail Resorts’ subsidiaries operate 40 destination mountain resorts and regional ski areas, including Vail, Beaver Creek, Breckenridge, Keystone and Crested Butte in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Whistler Blackcomb in British Columbia, Canada; Perisher, Falls Creek and Hotham in Australia; Stowe, Mount Snow, Okemo in Vermont; Hunter Mountain in New York; Mount Sunapee, Attitash, Wildcat and Crotched in New Hampshire; Stevens Pass in Washington; Seven Springs, Hidden Valley, Laurel Mountain, Liberty, Roundtop, Whitetail, Jack Frost and Big Boulder in Pennsylvania; Alpine Valley, Boston Mills, Brandywine and Mad River in Ohio; Hidden Valley and Snow Creek in Missouri; Wilmot in Wisconsin; Afton Alps in Minnesota; Mt. Brighton in Michigan; and Paoli Peaks in Indiana. Vail Resorts owns and/or manages a collection of casually elegant hotels under the Rock Resorts brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyo. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
Forward-Looking Statements
Except for any historical information contained herein, the matters discussed in this press release and on the conference call contain certain forward-looking statements within the meaning of the federal securities laws. These statements relate to analyses and other information available as of the date hereof, which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our contemplated future prospects, developments and business strategies.
These forward-looking statements are identified by their use of terms and phrases such as anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions. Such statements include statements regarding fiscal 2022 performance (including the assumptions related thereto), including our expected net income, Resort Reported EBITDA and margin; our expectations regarding our liquidity; the effects of the COVID-19 pandemic on, among other things, our operations; expectations related to our season pass sales and products; our expectations related to customer demand and lift ticket sales for the remainder of the 2021/2022 North American ski season; our expectations regarding our ancillary lines of business; expectations regarding the payment of dividends and share repurchases; our planned wage increases; our pursuit of affordable employee housing; our calendar year 2022 and 2023 capital plans and expectations related thereto, including timing and our ability to obtain any required regulatory approvals; and the expected estimated incremental annual EBITDA and capital expenditures related to our recent acquisitions of the Seven Springs Resorts and expected acquisition of Andermatt-Sedrun. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from our forward-looking statements include, but are not limited to the ultimate duration of COVID-19 and its short-term and long-term impacts on consumer behaviors, the economy generally, and our business and results of operations, including the ultimate amount of refunds that we would be required to refund to our pass product holders for qualifying circumstances under our Epic Coverage program; the willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases (such as the ongoing COVID-19 pandemic), and the cost and availability of travel options and changing consumer preferences or willingness to travel; prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; unfavorable weather conditions or the impact of natural disasters; risks related to interruptions or disruptions of our information technology systems, data security or cyberattacks; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data and our ability to adapt to technological developments or industry trends; the seasonality of our business combined with adverse events that may occur during our peak operating periods; competition in our mountain and lodging businesses or with other recreational and leisure activities; the high fixed cost structure of our business; our ability to fund resort capital expenditures; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to changes in security and privacy laws and regulations which could increase our operating costs and adversely affect our ability to market our products, properties and services effectively; risks related to our workforce, including increased labor costs, loss of key personnel and our ability to hire and retain a sufficient seasonal workforce; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; our ability to successfully integrate acquired businesses, or that acquired businesses may fail to perform in accordance with expectations, including the Seven Springs Resorts and the expected acquisition of Andermatt-Sedrun; our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 with respect to acquired businesses; risks associated with international operations; fluctuations in foreign currency exchange rates where the Company has foreign currency exposure, primarily the Canadian and Australian dollars, as compared to the U.S. dollar; changes in tax laws, regulations or interpretations, or adverse determinations by taxing authorities; risks related to our indebtedness and our ability to satisfy our debt service requirements under our outstanding debt including our unsecured senior notes, which could reduce our ability to use our cash flow to fund our operations, capital expenditures, future business opportunities and other purposes; a materially adverse change in our financial condition; adverse consequences of current or future legal claims; and changes in accounting judgments and estimates, accounting principles, policies or guidelines.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected. Given these uncertainties, users of the information in this press release and from the conference call, including investors and prospective investors, are cautioned not to place undue reliance on such forward-looking statements. Actual results may differ materially from those suggested by the forward-looking statements that we make for a number of reasons including those described above and in Part I, Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended July 31, 2021 and Part II, Item 1A “Risk Factors” of our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2022. All forward-looking statements are made only as of the date hereof. Except as may be required by law, we do not intend to update these forward-looking statements, even if new information, future events or other circumstances have made them incorrect or misleading.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). We believe that the inclusion of these non-GAAP measures is appropriate to provide additional information to investors to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. In addition, we report segment Reported EBITDA (i.e. Mountain, Lodging and Real Estate), the measure of segment profit or loss required to be disclosed in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies. Additionally, with respect to discussion of impacts from currency, the Company calculates the impact by applying current period foreign exchange rates to the prior period results, as the Company believes that comparing financial information using comparable foreign exchange rates is a more objective and useful measure of changes in operating performance.
Reported EBITDA (and its counterpart for each of our segments) has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. The Company believes Resort EBITDA Margin is an important measurement of operating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2022	2021	2022	2021
Net revenue:
Mountain and Lodging services and other	$1,020,544	$794,393	$1,912,704	$1,495,777
Mountain and Lodging retail and dining	155,992	93,885	345,448	208,362
Resort net revenue	1,176,536	888,278	2,258,152	1,704,139
Real Estate	129	800	624	1,369
Total net revenue	1,176,665	889,078	2,258,776	1,705,508
Segment operating expense:
Mountain and Lodging operating expense	417,422	317,836	965,483	765,944
Mountain and Lodging retail and dining cost of products sold	57,174	35,937	135,118	90,435
General and administrative	91,764	73,294	260,259	210,444
Resort operating expense	566,360	427,067	1,360,860	1,066,823
Real Estate operating expense	1,609	2,023	4,590	5,088
Total segment operating expense	567,969	429,090	1,365,450	1,071,911
Other operating (expense) income:
Depreciation and amortization	(65,655)	(64,071)	(189,214)	(189,362)
Gain on sale of real property	189	189	1,151	189
Change in estimated fair value of contingent consideration	(2,800)	(10,400)	(21,580)	(12,202)
(Loss) gain on disposal of fixed assets and other, net	(51)	1,999	16,163	(762)
Income from operations	540,379	387,705	699,846	431,460
Mountain equity investment income, net	363	1,011	2,695	6,177
Investment income and other, net	224	347	980	857
Foreign currency (loss) gain on intercompany loans	(1,040)	4,157	(3,079)	9,832
Interest expense, net	(35,132)	(39,033)	(112,043)	(112,287)
Income before provision for income taxes	504,794	354,187	588,399	336,039
Provision for income taxes	(118,211)	(76,897)	(110,407)	(66,640)
Net income	386,583	277,290	477,992	269,399
Net income attributable to noncontrolling interests	(14,033)	(2,661)	(21,383)	(738)
Net income attributable to Vail Resorts, Inc.	$372,550	$274,629	$456,609	$268,661
Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$9.18	$6.82	$11.27	$6.67
Diluted net income per share attributable to Vail Resorts, Inc.	$9.16	$6.72	$11.20	$6.58
Cash dividends declared per share	$1.91	$—	$3.67	$—
Weighted average shares outstanding:
Basic	40,568	40,296	40,518	40,277
Diluted	40,678	40,896	40,784	40,807

Vail Resorts, Inc. Consolidated Condensed Statements of Operations - Other Data (In thousands) (Unaudited)
	Three Months Ended April 30,		Nine Months Ended April 30,
	2022	2021 (1)	2022	2021 (1)
Other Data:
Mountain Reported EBITDA	$596,000	$456,898	$873,529	$654,267
Lodging Reported EBITDA	14,539	5,324	26,458	(10,774)
Resort Reported EBITDA	610,539	462,222	899,987	643,493
Real Estate Reported EBITDA	(1,291)	(1,034)	(2,815)	(3,530)
Total Reported EBITDA	$609,248	$461,188	$897,172	$639,963
Mountain stock-based compensation	$5,084	$5,141	$15,867	$15,403
Lodging stock-based compensation	879	966	2,856	2,894
Resort stock-based compensation	5,963	6,107	18,723	18,297
Real Estate stock-based compensation	66	77	210	220
Total stock-based compensation	$6,029	$6,184	$18,933	$18,517

(1) On August 1, 2021, the Company revised its segment reporting to move certain dining and golf operations from the Lodging segment to the Mountain segment. Segment results for the three and nine months ended April 30, 2021 have been retrospectively adjusted to reflect current period presentation.

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except Effective Ticket Price “ETP”)
(Unaudited)

	Three Months Ended April 30,		Percentage Increase	Nine Months Ended April 30,		Percentage Increase
	2022	2021 (1)	(Decrease)	2022	2021 (1)	(Decrease)
Net Mountain revenue:
Lift	$714,708	$577,680	23.7%	$1,250,619	$1,041,546	20.1%
Ski school	120,897	80,390	50.4%	214,442	138,824	54.5%
Dining	79,826	45,981	73.6%	146,395	81,276	80.1%
Retail/rental	126,497	91,286	38.6%	281,704	203,718	38.3%
Other	42,707	34,575	23.5%	135,150	106,005	27.5%
Total Mountain net revenue	1,084,635	829,912	30.7%	2,028,310	1,571,369	29.1%
Mountain operating expense:
Labor and labor-related benefits	209,729	162,141	29.3%	468,848	374,556	25.2%
Retail cost of sales	34,940	25,376	37.7%	85,851	66,351	29.4%
Resort related fees	49,426	38,168	29.5%	89,419	67,153	33.2%
General and administrative	77,000	61,916	24.4%	219,262	177,637	23.4%
Other	117,903	86,424	36.4%	294,096	237,582	23.8%
Total Mountain operating expense	488,998	374,025	30.7%	1,157,476	923,279	25.4%
Mountain equity investment income, net	363	1,011	(64.1)%	2,695	6,177	(56.4)%
Mountain Reported EBITDA	$596,000	$456,898	30.4%	$873,529	$654,267	33.5%

Total skier visits	8,702	7,188	21.1%	16,279	14,191	14.7%
ETP	$82.13	$80.37	2.2%	$76.82	$73.39	4.7%

(1) On August 1, 2021, the Company revised its segment reporting to move certain dining and golf operations from the Lodging segment to the Mountain segment. Segment results for the three and nine months ended April 30, 2021 have been retrospectively adjusted to reflect current period presentation.

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except ADR and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended April 30,		Percentage Increase	Nine Months Ended April 30,		Percentage Increase
	2022	2021 (1)	(Decrease)	2022	2021	(Decrease)
Lodging net revenue:
Owned hotel rooms	$18,295	$10,252	78.5%	$53,362	$24,325	119.4%
Managed condominium rooms	37,494	28,726	30.5%	83,703	58,391	43.3%
Dining	14,646	4,162	251.9%	33,296	7,703	332.2%
Transportation	6,862	4,663	47.2%	14,421	7,610	89.5%
Golf	—	—	nm	5,138	3,733	37.6%
Other	9,925	8,610	15.3%	31,641	25,834	22.5%
	87,222	56,413	54.6%	221,561	127,596	73.6%
Payroll cost reimbursements	4,679	1,953	139.6%	8,281	5,174	60.1%
Total Lodging net revenue	91,901	58,366	57.5%	229,842	132,770	73.1%
Lodging operating expense:
Labor and labor-related benefits	35,187	25,895	35.9%	92,925	66,767	39.2%
General and administrative	14,764	11,378	29.8%	40,997	32,807	25.0%
Other	22,732	13,816	64.5%	61,181	38,796	57.7%
	72,683	51,089	42.3%	195,103	138,370	41.0%
Reimbursed payroll costs	4,679	1,953	139.6%	8,281	5,174	60.1%
Total Lodging operating expense	77,362	53,042	45.9%	203,384	143,544	41.7%
Lodging Reported EBITDA	$14,539	$5,324	173.1%	$26,458	$(10,774)	345.6%

Owned hotel statistics:
ADR	$330.52	$274.15	20.6%	$307.80	$255.25	20.6%
RevPAR	$173.30	$147.67	17.4%	$167.90	$92.27	82.0%
Managed condominium statistics:
ADR	$508.24	$403.96	25.8%	$443.10	$374.72	18.2%
RevPAR	$215.48	$141.39	52.4%	$142.55	$84.53	68.6%
Owned hotel and managed condominium statistics (combined):
ADR	$475.21	$374.39	26.9%	$403.31	$344.66	17.0%
RevPAR	$214.40	$142.40	50.6%	$149.20	$86.65	72.2%

(1) On August 1, 2021, the Company revised its segment reporting to move certain dining and golf operations from the Lodging segment to the Mountain segment. Segment results for the three and nine months ended April 30, 2021 have been retrospectively adjusted to reflect current period presentation.

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of April 30,
	2022	2021
Real estate held for sale and investment	$95,519	$96,259
Total Vail Resorts, Inc. stockholders’ equity	$1,829,317	$1,782,202
Long-term debt, net	$2,687,488	$2,739,981
Long-term debt due within one year	63,736	113,454
Total debt	2,751,224	2,853,435
Less: cash and cash equivalents	1,401,168	1,344,702
Net debt	$1,350,056	$1,508,733

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures

Presented below is a reconciliation of net income attributable to Vail Resorts, Inc. to Total Reported EBITDA for the three and nine months ended April 30, 2022 and 2021.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended April 30,		Nine Months Ended April 30,
	2022	2021 (2)	2022	2021 (2)
Net income attributable to Vail Resorts, Inc.	$372,550	$274,629	$456,609	$268,661
Net income attributable to noncontrolling interests	14,033	2,661	21,383	738
Net income	386,583	277,290	477,992	269,399
Provision for income taxes	118,211	76,897	110,407	66,640
Income before provision for income taxes	504,794	354,187	588,399	336,039
Depreciation and amortization	65,655	64,071	189,214	189,362
Loss (gain) on disposal of fixed assets and other, net	51	(1,999)	(16,163)	762
Change in fair value of contingent consideration	2,800	10,400	21,580	12,202
Investment income and other, net	(224)	(347)	(980)	(857)
Foreign currency loss (gain) on intercompany loans	1,040	(4,157)	3,079	(9,832)
Interest expense, net	35,132	39,033	112,043	112,287
Total Reported EBITDA	$609,248	$461,188	$897,172	$639,963

Mountain Reported EBITDA	$596,000	$456,898	$873,529	$654,267
Lodging Reported EBITDA	14,539	5,324	26,458	(10,774)
Resort Reported EBITDA (1)	610,539	462,222	899,987	643,493
Real Estate Reported EBITDA	(1,291)	(1,034)	(2,815)	(3,530)
Total Reported EBITDA	$609,248	$461,188	$897,172	$639,963

(1) Resort represents the sum of Mountain and Lodging
(2) On August 1, 2021, the Company revised its segment reporting to move certain dining and golf operations from the Lodging segment to the Mountain segment. Segment results for the three and nine months ended April 30, 2021 have been retrospectively adjusted to reflect current period presentation.

Presented below is a reconciliation of net income attributable to Vail Resorts, Inc. to Total Reported EBITDA calculated in accordance with GAAP for the twelve months ended April 30, 2022.

(In thousands) (Unaudited)
Twelve Months Ended
April 30, 2022 (2)
Net income attributable to Vail Resorts, Inc.	$315,798
Net income attributable to noncontrolling interests	17,252
Net income	333,050
Provision for income taxes	44,493
Income before provision for income taxes	377,543
Depreciation and amortization	252,437
Gain on disposal of fixed assets and other, net	(11,552)
Change in fair value of contingent consideration	23,780
Investment income and other, net	(709)
Foreign currency loss on intercompany loans	4,629
Interest expense, net	151,155
Total Reported EBITDA	$797,283

Mountain Reported EBITDA	$772,016
Lodging Reported EBITDA	29,134
Resort Reported EBITDA (1)	801,150
Real Estate Reported EBITDA	(3,867)
Total Reported EBITDA	$797,283

(1) Resort represents the sum of Mountain and Lodging
(2) On August 1, 2021, the Company revised its segment reporting to move certain dining and golf operations from the Lodging segment to the Mountain segment. Segment results for the twelve months ended April 30, 2022 have been retrospectively adjusted to reflect current period presentation, where applicable.

The following table reconciles long-term debt, net to Net Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended April 30, 2022.

(In thousands) (Unaudited)
As of April 30, 2022
Long-term debt, net	$2,687,488
Long-term debt due within one year	63,736
Total debt	2,751,224
Less: cash and cash equivalents	1,401,168
Net debt	$1,350,056
Net debt to Total Reported EBITDA	1.7x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and nine months ended April 30, 2022 and 2021.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended April 30,		Nine Months Ended April 30,
	2022	2021	2022	2021
Real Estate Reported EBITDA	$(1,291)	$(1,034)	$(2,815)	$(3,530)
Non-cash Real Estate cost of sales	—	509	227	892
Non-cash Real Estate stock-based compensation	66	77	210	220
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	(196)	457	692	435
Net Real Estate Cash Flow	$(1,421)	$9	$(1,686)	$(1,983)

The following table reconciles Resort net revenue to Resort EBITDA Margin for fiscal 2022 guidance.

(In thousands) (Unaudited)
Fiscal 2022 Guidance
Resort net revenue (1)	$2,534,000
Resort Reported EBITDA (1)	$835,000
Resort EBITDA margin	33.0%

(1) Resort represents the sum of Mountain and Lodging